Exhibit 21.1

List of Subsidiaries
Biometrica Systems, Inc. (a NH Corp.)

Bioscrypt, Inc. (Canadian corporation)
Bioscrypt Inc US (a DE corporation)
Bioscrypt SA (a Swiss corporation)

IBT Acquisition, LLC (a DE LLC)
Integrated Biometric Technology LLC (a FL LLC)

Imaging Automation, Inc. (a DE Corp.)
Imaging Automation Argentina SRL (an Argentina partnership) (99.98% owned)
Imaging Automation LLC (a DE LLC)
Caroline Corporation, N.V. Netherland Antilles

L-1 Identity Solutions AG (a German Corp.)

Trans Digital Technologies Corporation (a DE Corp.)
Trans Digital Technologies LLC (a DE Corp.)

SecuriMetrics, Inc. (a CA Corp.)

COMNETIX INC. (Canadian Corporation)

COMNETIX INC. (Delaware corporation)

Identix Incorporated (a DE Corp.)
Identix Advance Projects, LLC (a VA LLC)
Visionics Corporation (a DE Corp.)
Visionics Technology Corporation (a NJ Corp.)
Identix Ltd. (a United Kingdom Corp.)
Identicator Technology, Inc. (a DE Corp.)
Identix International, Inc. (a CA Corp.)
Identix Australia Pty Ltd. (New South Wales, Australia)
Identix Identification Services (a DE LLC)

SpecTal, LLC (a VA LLC)

Iridian Technologies, Inc. (a DE Corp.)
Iridian Technologies S.A. (a Swiss Entity)
Sensar, Inc. (a DE Corp.)

Advanced Concepts, Inc. (a MD Corp.)

L-1 Identity Solutions Operating Company (a DE corporation)

McClendon LLC (a VA LLC)

Enterprise, Inc.
Enterprise Canada
Enterprise S.A.

L-1 Secure Credentialing, Inc. (a DE corporation)
Digimarc ID Systems LLC (a DE LLC)
Digimarc ID Systems II LLC (a DE LLC)
Digimarc ID Systems Brazil, Ltda. (a Brazil Corporation)
Digimarc ID Systems Canada Co. (a Canada corporation)
Digimarc ID Systems S.A. de C.V. (a Mexico Corporation)
L-1 Secure Credentialing (UK) Limited (a UK corporation)
S1A Digimarc ID Systems Latvia (a Latvia Corporation)
L-1 Secure Credentialing, Inc. Puerto Rico (a Puerto Rico Corporation)

All the subsidiaries are 100% owned except as indicated.